EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Discovery Holding Company:

We consent to the incorporation by reference in the registration statement on Form S-8 regarding the Discovery Holding Company 2005 Incentive Plan, of our report, dated March 14, 2005 with respect to the combined balance sheets of LMC Discovery Group as of December 31, 2004 and 2003, and the related combined statements of operations, parent’s investment and cash flows for each of the years in the three-year period ended December 31, 2004.

KPMG LLP

Denver, Colorado

August 17, 2005